Exhibit 10.1

EARN OUT AGREEMENT

This EARN OUT AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2008, by and between Delta Health Systems, Inc., a Florida corporation (“Seller”), and InfoLogix Systems Corporation, a Delaware corporation (the “Company”).

WHEREAS, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among InfoLogix, Inc., a Delaware corporation (the “Parent”), the Company, Seller, and the stockholders of Seller (together, the “Stockholders”), Seller is selling the Purchased Assets to the Company;

WHEREAS, the Purchase Agreement provides that Seller shall be eligible to receive additional consideration of up to $1,000,000 based upon the financial performance of the Business (as defined in Section 1), to be calculated based upon Gross Revenue (as defined in Section 1) generated by the Business during each of the First Earn Out Period and the Second Earn Out Period (as defined in Section 1); and

WHEREAS, Seller and the Company have agreed that determination and payment of the additional consideration contemplated by the Purchase Agreement is to be in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions contained in this Agreement, the parties hereby agree as follows:

1.             Definitions.           For purposes of this Agreement, the terms listed below have the following meanings.  Capitalized terms used and not otherwise defined in this Agreement have the meanings given to such terms in the Purchase Agreement.

“Additional Earn Out Payment” shall have the meaning set forth in Section 2(d).

“Additional Earn Out Ratio” shall mean the quotient of (a) the Cumulative Gross Revenue divided by (b) $9,000,000.  The Additional Earn Out Ratio shall be calculated to two decimal places and shall be rounded down to the nearest hundredth.

“Business” shall mean the business of providing strategic cost management consulting services and web-based management data collection to the healthcare industry, as conducted by Seller as of the Closing Date.  Any businesses providing similar services that are acquired by the Company after the date hereof shall not be considered part of the “Business” hereunder unless otherwise expressly agreed by Seller and the Company in writing.

“Cause” shall have the meaning set forth in the Employment Agreement between the Company and Michael Talerico dated as of the date hereof and the Employment Agreement between the Company and Michael Talerico II dated as of the date hereof.

“Cumulative Gross Revenue” shall mean the sum of Gross Revenue for the First Earn Out Period plus Gross Revenue for the Second Earn Out Period.

“Dispute Auditors” shall have the meaning set forth in Section 3(b)(ii).

“Earn Out Period” shall mean the First Earn Out Period and/or the Second Earn Out Period, as applicable.

“Earn Out Ratio” shall mean, for the applicable Earn Out Period, the quotient of (a) the Gross Revenue for such Earn Out Period divided by (b) $4,500,000.  The Earn Out Ratio shall be calculated to two decimal places and shall be rounded down to the nearest hundredth.

“Earn Out Statement”  shall have the meaning set forth in Section 3(b)(i) below.

“First Earn Out Amount” shall have the meaning set forth in Section 2(b).

“First Earn Out Period” shall mean the period beginning on the Closing Date and ending on June 30, 2009.

“First Earn Out Target” shall mean Gross Revenue earned during the First Earn Out Period equal to $4,500,000.

“GAAP” shall mean generally accepted accounting principles in the Unites States as in effect from time to time, applied consistently.

“Gross Revenue” shall mean, for the Earn Out Period, the Gross Revenue of the Business as determined in accordance with GAAP and Exhibit A to this Agreement.

“Second Earn Out Amount” shall have the meaning set forth in Section 2(c).

“Second Earn Out Period” shall mean the period beginning on July 1, 2009 and ending on August 31, 2010.

“Second Earn Out Target” shall mean Gross Revenue earned during the Second Earn Out Period equal to $4,500,000.

2.             Earn Out Amounts.

(a)          For each of the First Earn Out Period and the Second Earn Out Period, the Company shall, pursuant to Section 3, calculate Gross Revenue for such period.

(b)          For the First Earn Out Period, Seller shall be entitled to receive up to $500,000 based upon the Earn Out Ratio (the “First Earn Out Amount”).  The First Earn Out Amount shall be calculated as follows:

Earn Out Ratio	First Earn Out Amount

Less than 0.80	$0

Between 0.80 and 0.99	The product of the (i) Earn Out Ratio multiplied by (ii) $500,000

1.00 or greater	$500,000

(c)          For the Second Earn Out Period, Seller shall be entitled to receive up to $500,000 based upon the Earn Out Ratio (the “Second Earn Out Amount”).  The Second Earn Out Amount shall be calculated as follows:

Earn Out Ratio	Second Earn Out Amount

Less than 0.80	$0

Between 0.80 and 0.99	The product of the (i) Earn Out Ratio multiplied by (ii) $500,000

1.00 or greater	$500,000

(d)          Without limiting the foregoing, Seller shall be entitled to receive an additional amount in respect of the Cumulative Gross Revenue based on the Additional Earn Out Amount Ratio (the “Additional Earn Out Amount”).  The Additional Earn Out Amount, if any, shall be calculated as follows:

Additional Earn Out Ratio	Additional Earn Out Amount

Less than 0.80	$0

Between 0.80 and 0.99	The sum of (i) the product of the Additional Earn Out Ratio multiplied by $1,000,000 minus (ii) the sum of the First Earn Out Amount and the Second Earn Out Amount

1.00 or greater	The sum of (i) $1,000,000 minus (ii) the sum of the First Earn Out Amount and the Second Earn Out Amount

(e)          Notwithstanding the foregoing and subject to Section 4(c), (i) if the Company terminates the employment of both Michael Talerico and Michael Talerico II without Cause prior to the end of the First Earn Out Period, then the full First Earn Out Amount of $500,000 and the full Second Earn Out Amount of $500,000 shall be deemed to have been earned, and the Company shall pay such amounts to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, or (ii) if the Company terminates the employment of both Michael Talerico and Michael Talerico II without Cause after the end of the First Earn Out Period but prior to the end of the Second First Earn Out Period and the Gross Revenue for the First Earn Out Period was at least $3,600,000, then the full Second Earn Out Amount of $500,000 shall be deemed to have been earned, and the Company shall pay such amount to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

3.             Computation of Gross Revenue.

(a)          Calculation of Gross Revenue.  The components of Gross Revenue for the Earn Out Period shall be determined in accordance with GAAP and shall be calculated as set forth on

Exhibit A.

(b)           Time of Determination.

(i)           The Company shall prepare or cause to be prepared and delivered to Seller, within 90 days after the end of each of the First Earn Out Period and the Second Earn Out Period, a written statement setting forth the computation of Gross Revenue (including, with respect to the Second Earn Out Period, the Cumulative Gross Revenue) for the applicable Earn Out Period in sufficient detail to permit Seller to confirm that such calculations have been made in accordance with this Agreement (the “Earn Out Statement”).  Seller may provide written notice of objection to the Company’s determination of Gross Revenue and/or Cumulative Gross Revenue within 30 days after receipt of the Earn Out Statement by Seller, which notice shall state in reasonable detail the specific reasons for its objection.  If Seller does not provide timely notice of objection as provided above, then Gross Revenue and/or Cumulative Gross Revenue for the applicable Earn Out Period calculated by the Company as set forth in the Earn Out Statement shall be binding and conclusive on the parties.  During such 30 day period and during any period in which the calculation of Gross Revenue and/or Cumulative Gross Revenue for the applicable Earn Out Period and payment of the First Earn Out Amount, the Second Earn Out Amount and/or the Additional Earn Out Amount is in dispute between Seller and the Company, Seller, or its agents, upon reasonable written notice to the Company, shall have reasonable access during regular business hours, to inspect and audit all records of the Business used by the Company in calculating Gross Revenue and/or Cumulative Gross Revenue for the applicable Earn Out Period.

(ii)          If Seller provides the Company with notice of objection pursuant to (i) above within 30 days after receipt of the Earn Out Statement by Seller, the Company and Seller shall attempt in good faith to reach an agreement as to the issues in dispute.  If the parties fail to resolve all such disagreements within 15 Business Days after the Company’s receipt of the notice of objection (or such longer period as mutually agreed upon by the parties), then any issues remaining in dispute may thereafter be submitted by either Seller or the Company to a recognized independent accounting firm mutually agreed upon by the parties (the “Dispute Auditors”).  The Company and Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Dispute Auditors in its resolution of the issues remaining in dispute, including furnishing to the Dispute Auditors such work papers and other documents and information relating to the disputed issues as the Dispute Auditors may reasonably request.  The determination of Gross Revenue and/or Cumulative Gross Revenue for the applicable Earn Out Period by the Dispute Auditors shall be set forth in a notice to be delivered to Seller and the Company within 45 days of the submission to the Dispute Auditors of the issues remaining in dispute, and such determination shall be binding and conclusive on the parties as to the amount of Gross Revenue and/or Cumulative Gross Revenue for the applicable Earn Out Period.  The fees and expenses of the Dispute Auditors incurred for such determination shall be equitably apportioned based upon the extent to which Seller or the Company is determined by the Dispute Auditors to be the prevailing party in such determination.

4.             Payment of Earn Out Amounts.

(a)           Payment.  The Company shall, at the same time that the Earn Out Statement is delivered by the Company to Seller, pay the First Earn Out Amount or the Second Earn Out Amount, if any, for the applicable Earn Out Period.  Such payment shall be by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.  If Seller is entitled to any Additional Earn Out Amount, the Company shall pay such amount to Seller at the same time that the Earn Out Statement for the Second Earn Out Period is delivered by the Company to Seller.

(b)          Additional Payment.  Subject to Section 4(c), if Seller provides the Company with timely notice of objection to the Company’s calculation of Gross Revenue for an Earn Out Period pursuant to Section 3(b) and if it is finally determined that an additional payment is required with respect to the Earn Out Amount for an Earn Out Period or any Additional Earn Out Amount, then within five days of such final determination, the Company shall make such additional payment in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(c)           Right of Set Off.  The Company shall have the right to withhold and set off any amount, determined in good faith, due Seller under this Agreement against any amount owed by Seller or the Stockholders to the Company, including pursuant to any claim for indemnification or payment of Damages to which the Company may be entitled under the Purchase Agreement or any other agreement entered into pursuant to the Purchase Agreement, or otherwise.  If the Company exercises its rights pursuant to this Section 4(c), the Company shall place the amount of such set off in an interest bearing escrow account, on such terms and conditions which are mutually agreeable to Seller, the Stockholders and the Company.  Upon a final determination, whether by mutual written agreement of the parties or upon the non-appealable adjudication of the applicable dispute, the escrowed sum, plus the accrued and unpaid interest on such sum, shall be released to the party or parties entitled to the receipt thereof.

5.             Operation of the Company and the Business.

(a)         Operation of Business.  From the date of this Agreement through the end of the Second Earn Out Period, the Company shall operate the Business in good faith and in a commercially reasonable manner, and shall not take any action or omit to take any action that is intended to impede Seller’s ability to earn the Earn Out Amount.

(b)         Assumption of Obligations.  Notwithstanding anything to the contrary contained in this Agreement, (i) until all obligations of the Company hereunder are completed, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, sale of stock or assets, consolidation or otherwise) to assume and agree, in writing, to perform this Agreement, in the same manner and to the same extent that the Company would have been required to perform as if no such succession had taken place and (ii) immediately prior to any succession event (as set described in Section 5(b)(i)), the Company shall pay or cause to be paid to Seller any amounts that have been finally determined to be payable to Seller pursuant to the terms and conditions of this Agreement and remain unpaid by the Company as of the date of the succession event, subject to the Company’s rights pursuant to Section 4(c).

6.             Governing Law; Dispute Resolution.

(a)         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(b)         Mediation.  In the event any claims, disputes, or controversies arise in connection with this Agreement, or the interpretation or enforcement of any provisions thereof, and the dispute is not resolved the dispute within 30 days through informal, good faith negotiations between the parties, the dispute shall be referred to non-binding mediation.  The parties agree that any such mediation shall be conducted in Philadelphia, Pennsylvania (or such other location as agreed by Buyer and Seller), at the time and place convenient to the mediator and the parties.  The parties shall, in good faith, select a mediator that is mutually agreeable to both parties.  Each party shall bear its own costs and attorneys’ fees associated with the mediation, and shall share equally the mediator’s fee.

(c)         Arbitration.  Should any dispute remain between the parties after the resolution process set forth in Section 6(b), the parties agree that the dispute shall be submitted to and resolved by final, binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules in effect at such time as modified by the following provisions:

(i)           Each arbitration shall be conducted by a panel of one arbitrator who shall be a retired U.S. federal court judge and agreed upon by Buyer and Seller (the “Arbitrator”).  If Buyer and Seller are unable to agree on the Arbitrator, the AAA shall appoint the Arbitrator.

(ii)          All arbitration proceedings shall take place in Philadelphia, Pennsylvania, unless otherwise agreed by Buyer and Seller.

(iii)         The following procedures shall apply to any arbitration:  (A) the scope of any discovery shall be reasonably intended to provide probative evidence in supporting a party’s position, (B) discovery for any arbitration hereunder must be completed within six months, (C) party depositions and third party depositions shall be permitted, (D) document requests, requests for admission, and interrogatories shall be permitted, and (E) Buyer and Seller shall each use good faith efforts to complete any arbitration under this Section 6(e) as expeditiously as possible.

(iv)         Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive, and binding upon the parties, and judgment thereon may be confirmed and/or enforced in any court of competent jurisdiction; provided, that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance, or other equitable relief.

(v)          The Arbitrator shall have no power or authority, under the AAA rules or otherwise, to (A) modify or disregard any provision of this Agreement or (B) address or resolve any issue not submitted by the parties.

(vi)         In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses.  Notwithstanding the foregoing, the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation, and similar expenses), shall be shared equally by Buyer and Seller.

The Arbitrator’s decision shall be final and binding and may be entered and judicially enforced by any court having jurisdiction over the parties.  Nothing herein shall prohibit a party from seeking equitable relief in a court of law while an arbitration is pending hereunder.

7.             Miscellaneous.

(a)         Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named in this Agreement, their respective successors, and permitted assigns.  No party may assign this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other parties, provided that the Company may assign this Agreement or any of its rights, interests, or obligations under this Agreement to any of its Affiliates without approval of the other parties; provided, that Parent shall guarantee the performance by any such Affiliate of the Company’s obligations hereunder.

(c)         Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)         Amendments and Waivers.  This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by each of the parties to this Agreement.  The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(f)          Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

(g)         Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

If to the Company:

InfoLogix Systems Corporation

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

18th and Cherry Streets

One Logan Square

Philadelphia, PA  19103-6996

Attention: Stephen T. Burdumy

Telephone:  (215) 988-2700

Fax:  (215) 988-2757

If to Seller:

Michael Talerico

8236 Lakeview Drive

West Palm Beach, FL 33412

Hal Young

12288 Arbor Drive

Ponte Vedra Beach, FL 32082

Michael Talerico II

12 Stonewall Lane

West Chester, PA 19382

With a copy to (which shall not constitute notice):

Stephanie A. Zembar, Esq.

c/o BH1

2555 Meridian Blvd., Suite 330

Franklin, TN 37067

Telephone:  (615) 786-0850

Fax:  (615) 786-0851

A copy of any and all notices, consents, and other communications sent by facsimile pursuant to this Agreement shall also be sent by United States certified mail to the appropriate address in accordance with this Agreement.

(h)         Expenses.  Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses in connection with this Agreement.

(i)           Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  Except as otherwise indicated, all agreements defined in this Agreement refer to the same as from time to time amended or supplemented.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  All references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.  Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

DELTA HEALTH SYSTEMS, INC.

By:	/s/ Michael Talerico
Name:	Michael Talerico
Title:	President

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
Name:	David T. Gulian
Title:	President

EXHIBIT A

Calculation of Gross Revenue

Gross Revenue shall be calculated in accordance with GAAP and in accordance with Parent’s stated revenue recognition policies and credit for sales of services similar to that of the Business as of the Closing Date.